EXIBIT 99.1

BOOKS-A-MILLION  News Release

402 Industrial Lane
Birmingham, AL  35211
205-942-3737

Contact: Richard S. Wallington
         Chief Financial Officer
         205) 942-3737


             BOOKS-A-MILLION, INC. ANNOUNCES FOURTH QUARTER RESULTS
           __________________________________________________________
                           Net Income Increases 20.3%
                      Comparable Store Sales Increase 2.7%
                   Announces Restatement For Lease Accounting


     BIRMINGHAM, Ala. (March 9, 2005) Books-A-Million, Inc. (Nasdaq/NM:BAMM) today announced financial results for the fourth quarter and fiscal year ended January 29, 2005.

     Net sales for the 13-week period ended January 29, 2005, increased 2.9% to $149.4 million from sales of $145.2 million for the 13-week period ended January 31, 2004. Comparable store sales for the quarter increased 2.7%. Net income for the quarter was $9.2 million, or $0.54 per diluted share, compared with net income of $7.6 million, or $0.44 per diluted share, in the year-earlier period. In the Company's January 2005 holiday sales press release it was stated that the fourth quarter would include a gain on insurance recoveries related to stores damaged by hurricanes. Due to the timing of the completion of rebuilding those stores and the related collection of the proceeds, the insurance gain will not be recorded until fiscal 2006. The Company expects to report a gain of $0.03 to $0.05 per diluted share at that time.

     For the 52-week period ended January 29, 2005, net sales increased 3.7% to $475.2 million, compared with $458.3 million in the prior year. Comparable store sales increased 2.5% when compared with the same 52-week period of the prior year. For fiscal 2005, the Company reported net income of $10.2 million, or $0.59 per diluted share, compared to $7.1 million, or $0.42 per diluted share, for fiscal 2004.

     Commenting on the results, Sandra B. Cochran, Chief Executive Officer and President, said, "We are pleased with the positive trends from the holiday season, which, combined with solid execution in the stores, gave us momentum going into January and delivered a strong finish to the fiscal year. Our balance sheet reflects the continued progress we are making in inventory management, margin improvement and debt reduction. Sales in several categories helped drive the business in the fourth quarter: Jon Stewart's America: The Book fueled growth in the humor category, and we saw gains in children's books due to the success of the Series Of Unfortunate Events and Polar Express movies. Joel Osteen's Your Best Life Now was a huge bestseller in the inspirational book category, and Michael Crichton, John Grisham, Jimmy Buffett and James Patterson contributed bestsellers in fiction."

     Books-a-Million has evaluated its lease accounting practices as a result of a clarification issued by the Securities and Exchange Commission (SEC) on February 7, 2005, in a letter to the American Institute of Certified Public Accountants (AICPA) and has corrected its accounting for leases. Specifically, the Company has corrected its computation of depreciation for leasehold improvements, the accounting for rent holidays and the classification of landlord allowances related to leasehold improvements. The Company will provide comparable historical results by restating its prior financial statements. The financial results released today include the impact of these lease accounting adjustments.

     For the first nine months of fiscal 2005, the impact of the adjustments on net income after taxes was an additional expense of $55,000. The impact on net income after taxes for the five fiscal years from fiscal 2000 through fiscal 2004 was additional (income) or expense of $22,000, ($32,000), ($25,000),
$48,000 and $74,000, respectively. As of year-end fiscal 2005, property and equipment on the balance sheet will increase by approximately $9.5 million and other long-term liabilities will increase by approximately the same dollar amount. This restatement will not have an impact on historical or future net cash flows.

     In previous periods, the Company had depreciated leasehold improvements over a period of 10 years, regardless of the term of the lease for the store. The Company has changed its depreciable life for leasehold improvements to the lesser of the economic useful life of the asset or the term of the lease. Also, when calculating the straight-line rent expense per store, the Company had previously used the store opening date as the starting date for the rent expense calculation. The Company has changed this calculation to start straight-line rent expense on the date the Company takes possession of the building for initial set-up of fixtures and merchandise.

     The Company also corrected its method of classification of landlord allowances. For certain new stores, the Company receives funding from landlords
for  the  construction  of  leasehold  improvements.   Historically,   landlord
allowances have been classified on the Company's balance sheets as reductions of property and equipment and as a reduction in capital expenditures in the Company's statements of cash flows. However, the Company will now classify landlord allowances as a deferred rent liability in the balance sheets and as an operating activity in the statements of cash flows.

     Excluding the gain from insurance recoveries that will be recorded in fiscal 2006, the Company is projecting net income for fiscal 2006 in the range of $0.67 to $0.69 per diluted share versus the fiscal 2005 net income of $0.59 per diluted share. Projected net income for the year, including the one-time insurance gain, is $0.70 to $0.74 per diluted share. Net income for the first quarter of fiscal 2006 is expected to be in the range of $0.03 to $0.05 per diluted share versus last year's net income of $0.07 per diluted share. The lower projected first quarter net income for fiscal 2006 is partially due to increased new store opening costs during the first quarter. Also, there will be a shift of inventory counting costs to the first quarter from later quarters for the current year.

     Books-A-Million is one of the nation's leading book retailers and sells on the Internet at www.booksamillion.com. The Company presently operates 207 stores in 19 states and the District of Columbia. The Company operates four distinct store formats, including large superstores operating under the names Books-A-Million and Books & Co., traditional bookstores operating under the names Books-A-Million and Bookland, and Joe Muggs Newsstands.

                              BOOKS-A-MILLION, INC.
                   Unaudited Consolidated Financial Highlights
                      (In thousands, except per share data)

                          13 Weeks Ended           52 Weeks Ended
                       ---------------------    ---------------------
                                 (as restated)           (as restated)
                        Jan. 29,    Jan. 31,     Jan. 29,    Jan. 31,
                          2005        2004         2005        2004
                       ---------   ---------    ---------   ---------
NET SALES              $ 149,398   $ 145,225    $ 475,226   $ 458,290
 Cost of sales
 (including warehouse,
  distribution and
  store occupancy
  costs)                 103,123     101,492      339,851     330,909
                       ---------   ---------    ---------   ---------
GROSS PROFIT              46,275      43,733      135,375     127,381
 Operating, selling
  and administrative
  expenses                26,889      26,374       99,399      94,155
 Depreciation and
  amortization             4,461       4,556       17,792      18,068
                       ---------   ---------    ---------   ---------
OPERATING INCOME          14,925      12,803       18,184      15,158
 Interest expense,
  net                        366         445        1,874       2,909
                       ---------   ---------    ---------   ---------
INCOME FROM CONTINUING
 OPERATIONS BEFORE
 INCOME TAXES             14,559      12,358       16,310      12,249
  Income tax provision     5,387       4,696        6,035       4,648
                       ---------   ---------    ---------   ---------
INCOME FROM CONTINUING
 OPERATIONS                9,172       7,662       10,275       7,601
DISCONTINUED OPERATIONS:
 Loss from discontinued
  operations (including
  loss on disposal)          (28)        (88)        (121)       (754)
  Income tax benefit          11          33           45         279
                       ---------   ---------    ---------   ---------
LOSS FROM DISCONTINUED
 OPERATIONS                  (17)        (55)         (76)       (475)
                       ---------   ---------    ---------   ---------
NET INCOME             $   9,155   $   7,607    $  10,199   $   7,126
                       =========   =========    =========   =========

NET INCOME PER COMMON SHARE:
 Basic:
  Income from
   continuing
   operations          $    0.56   $    0.46    $    0.62   $    0.47
  Loss from
   discontinued
   operations               --          --           --         (0.03)
                       ---------   ---------    ---------   ---------
  Net income           $    0.56   $    0.46    $    0.62   $    0.44
                       =========   =========    =========   =========

 Diluted:
  Income from
   continuing
   operations          $    0.54   $    0.44    $    0.59   $    0.45
  Loss from
   discontinued
   operations               --          --           --         (0.03)
                       ---------   ---------    ---------   ---------
  Net income           $    0.54   $    0.44    $    0.59   $    0.42
                       =========   =========    =========   =========

Weighted average shares
 outstanding:
  Basic                   16,290      16,371       16,453      16,279
                       =========   =========    =========   =========
  Diluted                 17,029      17,132       17,178      16,789
                       =========   =========    =========   =========

     Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
       This document contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of the Company, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, the competitive environment in the book retail industry in general and in the Company's specific market area; inflation; economic conditions in general and in the Company's specific market areas; the number of store openings and closings; the profitability of certain product lines, capital expenditures and future liquidity; liability and other claims asserted against the Company; uncertainties related to the Internet and the Company's Internet initiative. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Given these uncertainties, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.